Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-221281, No. 333-216666 and No. 333-208910) and on Form S-8 (No. 333-207265) of Staffing 360 Solutions, Inc. of our report dated March 22, 2019 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

New York, NY

March 22, 2019